Filed Pursuant to Rule
424
Registration
No. 333-222070
ECOFIN TAX-EXEMPT
PRIVATE CREDIT FUND, INC.
Supplement No. 1 dated April 4, 2024
to the Prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”)
dated January 25, 2024
Effective as of March 31, 2024, the Board of Directors of Ecofin
Tax-Exempt
Private Credit Fund (the “Fund”) appointed Gary Henson to succeed P. Bradley Adams as Chief Executive Officer of the Fund, effective as of April 1, 2024. The appointment was made in connection with the retirement of Mr. Adams, who in addition to stepping down from his role as Chief Executive Officer of the Fund retired from his position as Managing Director of Tortoise Capital Advisors, L.L.C. (the “Adviser”) effective as of March 31, 2024. All references to P. Bradley Adams in the Fund’s Prospectus and SAI are hereby removed. Accordingly, the Prospectus and SAI for the Fund are amended as indicated below.
Gary P. Henson’s biography under “Management of the Fund” in the Fund’s Prospectus is replaced with the following:
Gary P. Henson, Chief Executive Officer of the Fund and Senior Managing Director of Ecofin Advisors, LLC
Mr. Henson is the Director and Chairman of the Board of the Fund and serves as Senior Managing Director of Ecofin Advisors, LLC. He also serves as the Chief Executive Officer of the Fund.
Mr. Henson served on the board of the Adviser’s parent company from 2009 to November 2023. He formally began working at TortoiseEcofin in 2016. Mr. Henson was formerly the CIO for a family office as well as the CIO of Mariner Holdings and its affiliates. Mr. Henson has more than 30 years of institutional money management experience at banks, insurance companies and foundations. In addition, he is Trustee of 1248 Holdings. He serves on the board of directors of Mariner Wealth Advisors, and Shatterproof, a national organization committed to ending the stigma of addiction with a particular focus on the prescription pill crisis. He is also a board member of the National Association of Intercollegiate Athletics (NAIA) Champions of Character. Mr. Henson earned his Bachelor of Arts degree in business from Westminster College (Fulton, Mo.) and is a CFA
®
charterholder.
The Interested Director table in the section entitled “Management of the Fund – Directors and Officers” in the Fund’s SAI is replaced with the following:

Name, Address (5) , and Age	Position(s) Held With the Fund, Term of Office and Length of Time Served (3)	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex (1) Overseen by Director	Other Public Company Directorships Held by Director
Interested Director (2)
Gary Henson (Born 1966)	Director and Chairman of the Board since February 2018.	Senior Managing Director of Ecofin Advisors, LLC (July 2020 – Present); President, TortoiseEcofin Investments, LLC (October 2016 – November 2023); President and Chief Investment Officer, Montage Investments, LLC (January 2010 – October 2016); President, Mariner Holdings, LLC (August 2007 – October 2016).	1	None

The Executive Officers table in the section entitled “Management of the Fund – Directors and Officers” in the Fund’s SAI is replaced with the following:

Name, Address (5) , and Age	Position(s) Held With the Fund, Term of Office and Length of Time Served (3)	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex (1) Overseen by Director	Other Public Company Directorships Held by Director
Executive Officers (4)
Gary Henson (Born 1966)	Chief Executive Officer since April 2024.	Senior Managing Director of Ecofin Advisors, LLC (July 2020 – Present); President, TortoiseEcofin Investments, LLC (October 2016 – November 2023); President and Chief Investment Officer, Montage Investments, LLC (January 2010 – October 2016); President, Mariner Holdings, LLC (August 2007 – October 2016).	1	N/A

Courtney Gengler (Born 1986)	Principal Financial Officer and Treasurer since May 2021.	Managing Director – Financial Operations of the Adviser since July 2021; Director – Financial Operations of the Adviser from January 2020 to July 2021; Vice President, Accounting and Financial Reporting of the Adviser from 2017 to 2020; previously served in various roles at Adknowledge, Inc. (digital advertising technology company) from May 2015 to March 2017 including most recently as Manager of Accounting and Financial Reporting; Chief Executive Officer since April 1, 2024, and Principal Financial Officer and Treasurer from July 2021 to April 1, 2024, of the closed-end
		funds managed by the Adviser.	N/A	N/A

Kate Moore (Born 1987)	President since April 2021.	Managing Director of TortoiseEcofin since March 1, 2021; Chief Operations Officer of TortoiseEcofin since March 1, 2023; Chief Development Officer	N/A	N/A

Name, Address (5) , and Age	Position(s) Held With the Fund, Term of Office and Length of Time Served (3)	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex (1) Overseen by Director	Other Public Company Directorships Held by Director
of TortoiseEcofin from March 2021 to March 2023; Director – Head of Product Development of Adviser from September 2020 to March 2021; Director – Strategic Investment Group of the Adviser from July 2019 to August 2020; Vice President – Strategic Investment Group of the Adviser from June 2018 to June 2019; previously served in various roles at Tradebot Systems, Inc. from July 2009 to June 2018, including most recently as Senior Equity Trader and Director at Tradebot Ventures.

Shobana Gopal (Born 1962)	Vice President since February 2018.	Managing Director – Tax of Tortoise since July 2021; Director – Tax of Tortoise from January 2013 to July 2021; Tax Analyst of Tortoise from September 2006 through December 2012; Vice President of the closed-end
		funds managed by the Adviser.	N/A	N/A

Diane Bono (Born 1958)	Chief Compliance Officer and Secretary since February 2018.	Chief Compliance Officer of the Adviser since June 2006; Chief Compliance Officer of the closed-end funds managed by the Adviser.	N/A	N/A
Please retain this supplement for future reference.

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